SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2007
ELI LILLY AND COMPANY
(Exact name of registrant as specified in its charter)

Indiana (State or Other Jurisdiction of Incorporation)	001-06351 (Commission File Number)	35-0470950 (I.R.S. Employer Identification No.)

Lilly Corporate Center Indianapolis, Indiana (Address of Principal Executive Offices)		46285 (Zip Code)
Registrant’s telephone number, including area code: (317) 276-2000
No Change

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
and
Item 2.06 Material Impairments
On January 10, 2007, the board of directors of Eli Lilly and Company approved several strategic changes to the company’s manufacturing operations, including decisions to stop construction of the planned insulin manufacturing plant in Prince William County, Virginia, and to offer a voluntary exit program for up to 250 employees at Tippecanoe Laboratories in West Lafayette, Indiana.
Construction of the Prince William County plant will stop, as the company is now able to meet expected growth in insulin demand with existing sites and new insulin capacity that is being built in Sesto, Italy. All of the 120 employees working at the site who wish to stay with Lilly will be given opportunities for jobs at other company sites. Those who choose not to stay will be given a severance package.
In response to excess capacity in Lilly’s small molecule active ingredient operations, a voluntary exit program is being offered for up to 250 employees at Lilly’s Tippecanoe manufacturing site. This program allows employees to voluntarily leave or retire from the company with an enhanced severance package based on years of service. There are about 1,000 employees currently working at the site.
The estimated restructuring and asset impairment charges for these actions will be approximately $155 to $185 million. These charges will be split between the fourth quarter of 2006 and the first quarter of 2007. The fourth quarter 2006 charge of approximately $90 million, or 5 cents per share, is primarily a non-cash charge for asset impairments. The first quarter 2007 charges will relate to severance and contract terminations, substantially all of which will be in cash.
Item 8.01 Other Events
On Thursday, January 4, 2007, the company issued a press release announcing that it had entered into settlement agreements with several plaintiffs’ firms involved in Zyprexa® liability litigation to resolve the vast majority of remaining product liability claims relating to the medication. At that time, the exact number of claimants covered by this settlement could not be determined, but was estimated to be more than 18,000. Approximately 1,200 claims that have been identified to Lilly are not included in this settlement.
In the release, the company stated that it would record a fourth quarter 2006 charge in connection with the settlements and estimated that the charge, which was still under review at that time, would not exceed $500 million. The amount of the charge has now been determined to be approximately $495 million, or $.42 per share after taxes.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ELI LILLY AND COMPANY (Registrant)
By:	/s/ Derica W. Rice
	Name:	Derica W. Rice
	Title:	Senior Vice President and Chief Financial Officer

Dated: January 11, 2007

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